EXHIBIT 10.18

ENGINE SUPPLY AGREEMENT

This Agreement, dated as of July 17, 2003, is entered into among Reginald M. Fountain, Jr. (hereinafter “RMF”), Fountain Powerboat Industries, Inc., a Nevada corporation (hereinafter “FPII”), Fountain Powerboats, Inc., a North Carolina corporation (“Company”), and the Mercury Marine division (hereinafter “Mercury”) of Brunswick Corporation, a Delaware corporation (hereinafter “Brunswick”).

WHEREAS, Mercury manufactures and sells Mercury and MerCruiser marine engine products;

WHEREAS, Company is a wholly-owned subsidiary of FPII;

WHEREAS, Company is a boat builder and installs Mercury and MerCruiser products in its boats for resale to the high-performance offshore boat market;

WHEREAS, RMF is a boat builder, competitive driver and motor sports celebrity in saltwater fishing and national and world championship offshore powerboat racing, and has name recognition associated with high-performance boating and powerboat racing;

WHEREAS, RMF also is President and Chief Executive Officer and a major stockholder of FPII and Company desires to have RMF provide certain services to Mercury in exchange for Mercury entering into this Agreement; and

WHEREAS, Brunswick is guaranteeing (the “Guaranty”) a loan (the “Loan”) made to Company, as contemplating by that certain Master Agreement, dated July 17, 2003, by and between Brunswick, RMF, Company and FPII.

NOW, THEREFORE, the parties have agreed as follows:

ARTICLE I

TERM; CONFIDENTIALITY

1.1	The term (the “Term”) of this Agreement shall be from the date of this Agreement to the date that is the longer of (a) seven (7) years or (b) the end of the second model year after the year in which the complete repayment of the Loan (other than through extension or refinancing) and the extinguishment of the Guaranty occurs.

1.2	The specific terms and conditions of this Agreement are confidential and shall not be disclosed to third parties by either party except with approval of both parties, as required by law or the rules of any applicable securities exchange, court or governmental authority. Any and all Mercury, FPII or Company confidential information or material acquired by Mercury, Company or FPII and RMF during the period of this agreement is the sole property of the company of origin, and shall not be disclosed to anyone without specific written permission from the company of origin. These obligations of confidentiality shall continue beyond the termination of this Agreement.

ARTICLE II

PURCHASE REQUIREMENTS OF COMPANY; PRODUCT MODIFICATION

2.1

During the Term of this Agreement, (a) FPII shall cause Company to, and Company shall, purchase from Mercury, and Mercury shall sell to Company, subject to availability, all of Company’s requirements of outboard motors, stern drive or inboard engines, remote controls, throttle and shift cables, propellers, K-planes, and other accessories related to the foregoing (“Products”) except that

(i) Company may purchase from other parties products in categories which Mercury does not manufacture, (ii) Company may purchase from other parties Products which are unavailable from Mercury due to production shortages, (iii) Company shall not be required to purchase from Mercury Products that Company also manufactures as of the date hereof, other than engines and drives and (iv) Company shall not be required to purchase from Mercury remote controls, throttle and shift cables, propellers and other accessories to the extent technically infeasible or qualitatively inadequate for the boat for which they are intended. For purposes of this Agreement, Products will be considered “unavailable” if Mercury is unable to provide such properly forecasted Products within 30 days of scheduled delivery thereof. If Mercury becomes aware that it will be unable to meet a scheduled delivery of Products, Mercury shall notify Company as soon as reasonably practicable that it will not be able to make such delivery. (Mercury reserves the right to allocate Products among Company and Mercury’s other customers on a pro rata basis in accordance with Mercury’s stated policies regarding such matters.)

2.2	FPII shall cause Company to, and Company shall use commercially reasonable efforts to purchase Cummins MerCruiser (“CMD”) diesel engines where such engines are competitive as to price, weight and performance with other available diesel products except that (i) Company may purchase from other parties diesel engines in categories not manufactured by CMD and (ii) Company may purchase diesel engines when CMD diesel engines are unavailable due to production shortages.

2.3	Mercury reserves the right to change the design, discontinue or limit the manufacture of Products at any time without notice or obligation to modify earlier manufactured Products. Mercury also from time to time announces products in development or anticipated for the Product line. Company recognizes that such products can remain in development for extended periods due to unanticipated difficulties beyond Mercury’s control. Mercury shall not be responsible for failures to introduce anticipated Products, the introduction of which may be delayed due to developmental difficulties or events beyond Mercury’s control, or which Mercury may, in the exercise of its discretion, decide not to introduce for any reason. The announcement of any anticipated Product shall not be regarded as a promise or guarantee of any kind that the product will ultimately reach the market in the same configuration as announced, or at all. Mercury agrees to keep Company informed of any such proposed changes at the same time that Mercury notifies its other customers of such changes. Company may treat any Products as they existed before such change as “unavailable” for purposes of this Agreement at such time as Mercury cannot meet forecasted demand for such Products, consistent with Section 2.1 of this Agreement.

ARTICLE III

PROMOTIONAL ACTIVITIES

3.1	Company shall include on all boats which it manufactures and which contain a Mercury produced engine or engines a decal supplied by Mercury reasonably acceptable to Company stating that the boats are “Powered by Mercury.”

3.2 (a)	Company shall retain the right to RMF’s image and likeness for all literature, advertising and promotional programs. Mercury may use RMF and his endorsement of its products in any and all areas deemed prudent by Mercury with the consent of Company, which consent will not be unreasonably withheld.

(b)	RMF, at Mercury’s expense for all related out-of-pocket costs, shall provide such endorsements for Mercury products as Mercury shall reasonably request.

(c)	RMF, at Mercury’s expense for all related out-of-pocket costs, shall participate as an advisor to the management of Mercury on technical issues related to offshore fishing boats, offshore performance boats and offshore powerboat racing.

(d)	RMF, at Mercury’s expense for all related out-of-pocket costs, shall cooperate with and drive for Mercury in the event Mercury elects to conduct boat driving seminars or demonstrations with the consent of Company, which consent shall not be unreasonably withheld.

(e)	RMF, at Mercury’s expense for all related out-of-pocket costs, shall conduct autograph sessions and personal appearances at race sites, trade shows and dealer meetings as reasonably requested by Mercury.

(f)	RMF, at Mercury’s expense for all related out-of-pocket costs, shall cooperate with Mercury in the event Mercury elects to produce a RMF/Company/Mercury racing poster.

(g)	RMF shall not promote or publicly reference any third party equipment or service providers which by direct or indirect reference could be construed to reflect negatively on Mercury products or services.

(h)	RMF shall always present Mercury’s products and services in a positive light. Any RMF behavior or comments that reflect negatively in any material respect on Mercury or on Brunswick’s boat companies and products will be deemed a breach of this Agreement.

3.3	RMF, FPII and Company shall display the following Mercury Outboard or MerCruiser sterndrive identification at all race or tournament fishing events during the term of this Agreement, all to be supplied by Mercury at its expense and in reasonable quantities.

(a)	A 2.5 inch by 5 inch or larger Mercury Outboard or MerCruiser Sterndrive patch shall be affixed to the exposed collar and uppermost left chest of RMF’s driving uniform.

(b)	A 5 inch by 12 inch or larger Mercury Outboard or MerCruiser Sterndrive patch shall be affixed to the upper back of RMF’s driving uniform.

(c)	A MerCruiser decal, not less than 3 inches in length, shall be affixed to the front of RMF’s race helmet.

(d)	A 12 inch by 37 inch or larger Mercury Outboard or MerCruiser decal shall be affixed to each side of the boat near the driver cockpit.

(e)	A minimum of two (2) 12 inch by 37 inch or larger Mercury Outboard or MerCruiser decals shall be placed on each FPII or Company race support vehicle, i.e., truck, trailers, etc.

(f)	Two (2) Mercury Outboard or MerCruiser decals shall be placed and prominently displayed in FPII’s and Company’s pit area at each race or fishing event.

(g)	Cowlings on Mercury Outboards used by FPII or Company shall be kept graphically and structurally intact.

(h)	FPII and Company shall display all Mercury Outboard or MerCruiser identifications in a readable upright position.

(i)	FPII and Company shall mention Mercury Outboards or MerCruiser in, and print logos on, all FPII or Company press releases, newsletters, or other materials that are distributed.

(j)	FPII and Company shall retain all above stated Mercury Outboard or MerCruiser identification when participating in programs for any and all additional sponsors, such as print and electronic media advertising, point-of-purchase materials and personal appearances. Furthermore, Mercury Outboard or MerCruiser identification shall be greater than or equal to the identification of the most prominent additional sponsor.

3.4	FPII, Company and RMF, with the consent of Company, which consent shall not be unreasonably withheld, will provide technical consulting to Mercury as reasonably requested by Mercury in the development and refining of high-performance offshore powerboat propulsion.

3.5	FPII, Company and RMF will endeavor to promote Mercury Outboards, MerCruiser sterndrives and Mercury Racing Products as the high quality propulsion leaders in the saltwater fishing boat builder, dealer and retail marketplaces.

3.6	FPII, Company and RMF agree to use their best efforts to promote and maximize penetrations of Mercury and MerCruiser products in the offshore high-performance market. Company and RMF will include Mercury or MerCruiser power in or on all Fountain Powerboats.

3.7	None of FPII, Company or RMF will promote products competitive to the Products in any form.

3.8	RMF agrees that he, and all other parties competing for FPII or Company, shall use Mercury Outboard or MerCruiser and Quicksilver products exclusively in all racing events for the term of this Agreement; provided that such use has received the prior written approval of Mercury. None of FPII, Company nor RMF shall assist directly or indirectly in design, construction, testing, or racing of boats utilizing any power, except their own, not built or supplied by Mercury (so long as Mercury has available reasonably competitive power) for the term of this Agreement unless Mercury has not approved the use of Mercury products in which case FPII, Company and RMF shall be able to use other products in racing.

3.9	Mercury reserves the right, in its sole discretion, to change any of its trademarks, tradenames, service marks, corporate names and similar rights, including without limitation, “Mercury,” “MerCruiser” and “Powered by Mercury” (collectively “Proprietary Names”) at any time without notice to FPII, Company or RMF. If Mercury changes any Proprietary Name that is referred to in this Agreement, the parties agree to substitute the new Proprietary Name in place of the former Proprietary Name in this Agreement.

3.10	From time to time, Mercury may request that the promotional activities described in this Article III be modified. RMF, FPII and Company agree to make such reasonable modifications as are reasonably requested by Mercury.

3.11	Except as expressly provided in this Agreement or as approved in writing by Mercury, none of FPII, Company nor RMF may use any Proprietary Name, whether or not such Proprietary Name has been registered.

ARTICLE IV

PRICES; PAYMENT TERMS, WARRANTY

4.1

Company shall be entitled to participate in Mercury’s standard OEM programs (“Programs”) and shall be entitled to the best market price charged by Mercury under such Programs to similarly situated purchasers purchasing comparable quantities of specific Products. Mercury reserves the right to change its Programs from time-to-time. Notwithstanding credit terms that may be a part of the Programs, Company will pay Mercury in cash and will not be entitled to credit terms. Mercury reserves the right to change its payment terms from time-to-time and will provide the notice of such changes on the same basis that Mercury provides notice to its other customers of such changes.

4.2	Sole Warranty. Mercury will warrant any Product purchased hereunder in accordance with, and only to the extent expressly provided in, Mercury’s standard warranty provisions applicable to Products at the time that the Product in question was purchased by Company (the “Warranty”). Such Warranty shall be for the exclusive benefit of Company’s distributors and customers thereof. THE APPLICABLE WARRANTY CONSTITUTES MERCURY’S SOLE AND EXCLUSIVE WARRANTY WITH RESPECT TO ANY PRODUCT PURCHASED HEREUNDER. EXCEPT TO THE EXTENT EXPRESSLY STATED OTHERWISE IN THE APPLICABLE WARRANTY, MERCURY HEREBY DISCLAIMS ALL EXPRESS WARRANTIES (WHETHER ORAL OR WRITTEN) AND ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURCHASE, AND ALL WARRANTIES ARISING BY CUSTOM OR TRADE USAGE.

4.3	Sole Remedy; Disclaimer of Damages. The sole obligation of Mercury, and the exclusive remedy of any Company distributor or any customer thereof for breach of any warranty, shall be as stated in the applicable Warranty. The foregoing constitute the exclusive remedies, expressly in lieu of all others, whether available at law or in equity, for any breach of warranty. EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THE APPLICABLE WARRANTY, MERCURY SHALL NOT BE LIABLE TO ANY PERSON OR ENTITY UNDER OR WITH RESPECT TO PRODUCTS SOLD UNDER THIS AGREEMENT FOR ANY DAMAGES OF ANY NATURE OR KIND WHATSOEVER, INCLUDING, WITHOUT LIMITATION, DIRECT, INDIRECT, SPECIAL INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, LOSS OF PROFITS, PRODUCTION, GOODWILL OR CUSTOM, DOWN TIME COSTS, WRONGFUL DEATH, PERSONAL INJURY OR PROPERTY DAMAGE OR LOSS, REGARDLESS OF WHETHER ANY SUCH LIABILITY MAY ARISE OUT OF THE BREACH OF THIS AGREEMENT, WARRANTY, TORT, STRICT LIABILITY, INDEMNITY, CONTRIBUTION OR OTHERWISE.

4.4	Notification. FPII shall cause Company to, and Company shall, ensure that all Company distributors and customers of Company distributors purchasing any Company boat equipped with any Product are notified of the foregoing exclusive warranty, warranty disclaimer, remedy limitation and disclaimer of damages before such distributors or customers of such distributors purchase such Company boat.

ARTICLE V

EVENTS OF DEFAULT

5.1	FPII and Company will immediately notify Mercury of the occurrence of any of the following Events of Default. The occurrence of an Event of Default during the Term of this Agreement shall, at the option of Mercury, terminate this Agreement. “Events of Default” are:

(a)(i) FPII or Company becomes insolvent or takes or fails to take any action which constitutes an admission of inability to pay its debts as they mature; (ii) FPII or Company makes a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets; (iii) FPII or Company becomes the subject of an “order of relief” within the meaning of the United States Bankruptcy Code, whether voluntarily or involuntarily; (iv) bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings are instituted by or against FPII or Company; or (v)

FPII or Company applies for or consents to the appointment of a receiver trustee or liquidation for any of its assets or properties;

(b) FPII or Company ceases to exist; or

(c) FPII or Company or RMF fails to perform any material obligation owed to Mercury under this Agreement, any applicable Program, or under any other supply or purchase agreement; provided that such failure to perform continues for a period of 30 days following receipt of written notice from Mercury which notice identifies such failure.

5.2	FPII or Company may, at its option, immediately terminate this Agreement upon the occurrence of a Mercury Event of Default during the Term of this Agreement. “Mercury Events of Default” are:

(a)(i) Mercury becomes insolvent or takes or fails to take any action which constitutes an admission of inability to pay its debts as they mature; (ii) Mercury makes a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets; (iii) Mercury becomes the subject of an “order of relief” within the meaning of the United States Bankruptcy Code, whether voluntarily or involuntarily; (iv) bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings are instituted by or against Mercury; or (v) Mercury applies for or consents to the appointment of a receiver trustee or liquidation for any of its assets or properties;

(b) Mercury ceases to exist; or

(c) Mercury fails to perform any material obligation owed to FPII or Company under this Agreement; provided that such failure to perform continues for a period of 30 days following receipt of written notice from FPII or Company, as the case may be, which notice identifies such failure.

ARTICLE VI

MISCELLANEOUS PROVISIONS

6.1	Preamble; Recitals. The preamble and recitals set forth at the beginning of this Agreement are incorporated into and form a part of this Agreement.

6.2	Force Majeure. Mercury shall not be liable for any failure, inability or delay in performing under this Agreement or any purchase order or other document submitted pursuant to this Agreement to the extent that such failure, inability or delay is due to an act of God, war, strike, act of the public enemy, accident, casualty, government law, regulation or order, or failure or delay in usual sources of supply or any cause beyond the reasonable control of Mercury (collectively, a “Force Majeure Event”). Mercury shall promptly notify FPII and Company of any Force Majeure Event. Mercury shall exercise reasonable commercial efforts to cure any Force Majeure Event and resume performance. In the event of a Force Majeure Event that does not completely preclude production and shipment of Products, Mercury may allocate its production among its customers as in its judgment it deems to be reasonable. During such event and for the shortest commercially reasonable period thereafter, Products not being supplied shall be deemed “unavailable” for purposes of this Agreement.

6.3	Notices. All communications, notices and consents provided for in this Agreement shall be in writing and be deemed given (a) on delivery if given in person, (b) on the date of transmission if sent by telex, facsimile or other means of wire transmission (receipt confirmed), (c) one (1) day after being delivered to a nationally recognized overnight courier or (d) four (4) business days after being deposited in the United States mails, with proper postage and documentation, for first-class registered or certified mail, prepaid.

Notices shall be addressed as follows:

If to Mercury, to:

Mercury Marine

W6250 West Pioneer Road

P.O. Box 1939

Fond du Lac, Wisconsin 54935

Facsimile: 920-929-5060

Attention: General Counsel

If to FPII, Company or RMF, to:

Reginald M. Fountain, Jr.

Fountain Powerboats Inc.

1653 Whichard’s Beach Road

P.O. Drawer 457

Washington, North Carolina 27889

Attn: Corporate Secretary

Facsimile Number: 919-975-6793

provided, that if any party shall have designated a different address by notice to the others, then to the last address so designated.

6.4	Assignment. Neither party may assign any of its right or obligations under this Agreement without the prior written consent of the other party; provided that Mercury may assign its rights to a wholly owned subsidiary of Brunswick Corporation.

6.5	Entire Instrument. This Agreement, the Master Agreement dated the date hereof and the Transaction Documents (as defined in the Master Agreement) set forth the entire agreement and understanding of the parties hereto and thereto with respect to the transactions contemplated hereby and thereby, superseding all prior oral and written agreements, instruments, arrangements, and understandings relating to the subject matter hereof and thereof. No modification, amendment, renewal, extension or waiver of this Agreement or any provision hereof shall be binding upon any party hereto unless made in writing and signed by all parties hereto. Each party agrees that there have been no material statements, assertions, representations, understandings or negotiations, whether oral or in writing, made by another party hereto which have been relied upon by the party signing this Agreement in determining whether to enter into the Agreement, which have not been subsumed, reduced to writing, or memorialized herein or in the Transaction Documents.

The terms and conditions of this Agreement and the Transaction Documents supersede, replace and take precedence over any terms or conditions contained in any purchase order, proposal, request for quotation, confirmation, acknowledgement or other form or instrument that may be delivered or signed by either party in connection with any of the transactions contemplated by this Agreement or the Transaction Documents, including those occurring in the ordinary course of business. No such purchase order, proposal, request for quotation, confirmation, acknowledgement or other form or instrument shall affect, modify, limit or negate the terms and conditions of this Agreement or the other Transaction Documents.

6.6	No Waiver. The failure of either party to enforce at any time or for any period of time any provision of this Agreement shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce such provision.

6.7	Governing Law; Choice of Forum. This Agreement shall be subject to and governed by the internal laws (including, without limitation, the Uniform Commercial Code) of the State of North Carolina, without regard to the conflicts of law principles thereof. The parties agree that any suit, action or proceeding brought in connection with or arising out of this Agreement shall be brought solely in the Federal Courts of the Northern District of Illinois or, if such court lacks jurisdiction, in the State Court located in Lake County, Illinois. Any party may plead this Section 6.7 as a waiver of jurisdiction in any other court in which an action, suit or proceeding is brought.

6.8	Enforceability. The invalidity or unenforceability of any provision of this Agreement, or a part thereof, shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision or part were omitted.

6.9	No Right of Set-Off. Any amounts due from FPII or Company to Mercury under this Agreement shall not be subject to any set-off, counterclaim or similar right of FPII or Company against Mercury, however arising.

6.10	Limitation. MERCURY’S LIABILITY TO FPII AND COMPANY UNDER OR WITH RESPECT TO THIS AGREEMENT SHALL NOT EXCEED THE AMOUNT PAID BY FPII OR COMPANY TO MERCURY UNDER THIS AGREEMENT. Any action or proceeding pertaining to this Agreement, however asserted, must be commenced within one year from the date that the cause of action accrues, provided, however, that any action for non-payment may be commenced at any time within three years from the date such cause of action accrues.

6.11	Authority. Each party represents and warrants to the other that (a) such party has full power and authority to execute and deliver this Agreement, (b) this Agreement constitutes the legal and binding obligation of such party, (c) the execution, delivery and performance of this Agreement does not violate, conflict with or constitute a breach of such party’s charter documents, or any agreement by which such party or any of its assets are bound or any law, regulation or court or administrative order applicable to such party, (d) such party has obtained all governmental consents or approvals, and has filed all necessary notices, required for such party to execute, deliver and perform its obligations under this Agreement, and (e) there is no litigation, proceeding, arbitration or investigation pending or, to the best knowledge of such party, threatened that would interfere with such party’s ability to perform its obligations hereunder.

6.12	Future Agreements. No party shall be under obligation, either express or implied, to enter into a new agreement with the other party upon expiration of this Agreement or in the event of termination prior to expiration.

6.13	No Agency. Under no circumstances are FPII, Company, RMF or Mercury deemed to be the agents, employees or representatives of the others (other than RMF with respect to FPII and Company).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate in the manner appropriate to each the day and year first written above.

FOUNTAIN POWERBOAT INDUSTRIES, INC.

By:	/s/ Reginald M. Fountain, Jr.
Its:	Chairman, CEO and President

FOUNTAIN POWERBOATS, INC.

By:	/s/ Reginald M. Fountain, Jr.
Its:	Chairman, CEO and President

/s/ Reginald M. Fountain, Jr.
Reginald M. Fountain, Jr.

MERCURY MARINE DIVISION OF BRUNSWICK CORPORATION

By:	/s/ P. C. Mackey
Its:	President